Exhibit 99.2

Audited Consolidated Financial Statements of Solidscape, Inc.

To the Board of Directors
Solidscape, Inc.
Merrimack, New Hampshire

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Solidscape, Inc. (the “Company”) as of March 31, 2011, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solidscape, Inc. as of March 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP
June 22, 2011

Balance Sheet	Solidscape, Inc.

March 31	2011
Assets

Current Assets:
Cash and Equivalents	$623,401
Accounts Receivable, Net of Allowance for Doubtful Accounts of $46,000	565,747
Inventories, Net	988,625
Prepaid Expenses and Other Current Assets	117,177
Deferred Tax Asset	238,000
Total Current Assets	2,532,950

Property and Equipment, Net of Accumulated Depreciation	373,361
Intangible Assets, Net of Accumulated Amortization	3,336,279
Indefinite Lived Intangible Assets	3,283,400
Goodwill	7,460,317
Other Assets	19,695

Total Assets	$17,006,002

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts Payable	$381,354
Accrued Expenses	905,849
Deferred Revenue	166,877
Customer Deposits	80,882
Total Current Liabilities	1,534,962

Long-Term Debt	6,250,000
Series A-2 Mandatorily Redeemable Preferred Stock, $0.001 Par Value; 6,000,000 Shares
Authorized, Issued and Outstanding (Liquidation Preference of $6,000,000)	6,000,000
Deferred Tax Liability	2,681,000
Total Liabilities	16,465,962

Stockholders' Equity:
Series A-1 Preferred Stock, $0.001 Par Value; 1,000,000 Shares Authorized, Issued and
Outstanding (Liquidation Preference of $1,000,000)	1,000
Common Stock, $0.001 Par Value; 10,500,000 Shares Authorized; 9,712,500 Shares Issued
and Outstanding	9,713
Additional Paid-In Capital	1,265,746
Accumulated Deficit	(736,419)
Total Stockholders' Equity	540,040

Total Liabilities and Stockholders' Equity	$17,006,002

The accompanying notes are an integral part of these financial statements.	2

Statement of Operations	Solidscape, Inc.

For the Year Ended March 31	2011
Revenue	$13,437,127
Cost of Revenue	4,825,856
Gross Profit	8,611,271

Operating Expenses:
Research and Development	3,313,651
General and Administrative	2,268,560
Selling and Marketing	1,460,623
Total Operating Expenses	7,042,834

Income from Operations	1,568,437

Other (Expense) Income:
Interest Expense	(1,509,860)
Interest Income	2,575
Other Expense	(153)
Total Other Expense	(1,507,438)

Income Before Provision for Income Taxes	60,999

Provision for Income Taxes	220,000

Net Loss	$(159,001)

The accompanying notes are an integral part of these financial statements.	3

Statement of Changes in Stockholders' Equity	Solidscape, Inc.

	Series A-1
	Preferred Stock		Common Stock		Additional		Total
	Number	$0.001	Number	$0.001	Paid-In	Accumulated	Stockholders'
	of Shares	Par Value	of Shares	Par Value	Capital	Deficit	Equity
Balance as of March 31, 2010	1,000,000	$1,000	9,712,500	$9,713	$1,170,119	$(472,418)	$708,414
Stock-Based Compensation Expense	-	-	-	-	95,627	-	95,627
Series A-1 Preferred Stock Dividends	-	-	-	-	-	(105,000)	(105,000)
Net Loss	-	-	-	-	-	(159,001)	(159,001)
Balance as of March 31, 2011	1,000,000	$1,000	9,712,500	$9,713	$1,265,746	$(736,419)	$540,040

The accompanying notes are an integral part of these financial statements.	4

Statement of Cash Flows	Solidscape, Inc.

For the Year Ended March 31	2011
Cash Flows from Operating Activities:
Net Loss	$(159,001)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	2,733,882
Stock-Based Compensation Expense	95,627
Bad Debt Expense	12,000
Deferred Income Taxes	(1,100,000)
Increase in Accounts Receivable	(63,258)
Increase in Inventories, Net	(99,616)
Increase in Prepaid Expenses and Other Current Assets	(85,299)
Decrease in Other Assets	787
Increase in Accounts Payable	100,625
Decrease in Accrued Expenses	(257,383)
Decrease in Deferred Revenue	(12,451)
Decrease in Customer Deposits	(247,905)
Net Cash Provided by Operating Activities	918,008

Cash Flows from Investing Activities:
Acquisition of Property and Equipment	(233,834)
Proceeds from Sale of Property and Equipment	6,879
Net Cash Used in Investing Activities	(226,955)

Cash Flows from Financing Activities:
Payments on Long-Term Debt	(1,500,000)
Dividends Paid to Series A-1 Preferred Stockholders	(105,000)
Net Cash Used in Financing Activities	(1,605,000)

Net Decrease in Cash and Equivalents	(913,947)

Cash and Equivalents, Beginning of Year	1,537,348

Cash and Equivalents, End of Year	$623,401

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:

Interest, Including Series A-2 Preferred Stock Dividends	$1,557,812
Taxes	1,287,543

The accompanying notes are an integral part of these financial statements.	5

Notes to Financial Statements	Solidscape, Inc.

1. Significant Accounting Policies:

Reporting Entity: Solidscape, Inc. (the "Company") was incorporated in the state of Delaware on February 1, 1994. The Company is located in Merrimack, New Hampshire and develops, produces and markets three-dimensional model makers for use with computer-aided design programs. The Company predominantly conducts business in markets located within North America, Europe and the Pacific Rim.

Revenue Recognition: The Company recognizes revenue when there is persuasive evidence of an arrangement, the fee is fixed and determinable and the collectability of the related receivable is probable. Assuming these criteria have been met, revenue from sales of model makers is recognized upon shipment, at which time no significant vendor obligations exist. A provision is made at the time revenue is recognized for estimated warranty costs. After the standard warranty period, customers may purchase additional annual maintenance contracts. Revenue related to these contracts is deferred and recognized ratably over the term of the maintenance contract, which is generally one year.

Fair Value: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. In order to measure fair value, the Company uses a fair value hierarchy for valuation inputs which gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The fair value hierarchy is as follows:

Level 1 - Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 - Inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

Level 3 - Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Cash and Equivalents: The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has a cash management program, which provides for the investment of excess cash balances primarily in an overnight sweep account. The Company considers such highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Trade Accounts Receivable and Concentrations of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based upon its assessment of the collectability of accounts receivable.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis that approximates actual on the first-in, first-out (FIFO) method. Market is determined based on net realizable value. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Machinery and Equipment	3-5 Years
Molds	5 Years
Leasehold Improvements	Life of Lease

Goodwill and Indefinite Lived Intangible Assets: Goodwill represents the excess of cost over fair value of net assets of businesses acquired. The values assigned to goodwill and indefinite lived intangible assets are not amortized to expense, but rather they are evaluated at least on an annual basis to determine if there are potential impairments. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill is less than the carrying value. If the fair value of an indefinite lived intangible asset is less than its carrying amount, an impairment loss is recorded. Fair value is determined based on discounted cash flows, market multiples or appraised values, as appropriate. Management's estimation of the fair value of the Company's reporting unit and indefinite lived intangible assets as of March 31, 2011 was determined based on a combination of market and income approaches, using Level 3 inputs. As of March 31, 2011, the Company assessed its goodwill and indefinite lived intangible assets for impairment, and believes that they are not impaired.

Notes to Financial Statements (Continued)	Solidscape, Inc.

1. Significant Accounting Policies (Continued):

Finite-Lived Intangible Assets: Finite-lived intangible assets consist of patents, developed technology, customer relationships and non-compete agreements. The Company accounts for amortization using the straight-line method over the related assets estimated useful lives, as follows:

Patents	8 Years
Developed Technology	5 Years
Customer Relationships	7 Years
Non-Compete Agreements	5 Years

Impairment of Long-Lived Assets: It is required that long-lived assets, including purchased intangible assets with finite lives, be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of March 31, 2011, the Company has determined that there have been no significant events or changes in circumstances that would trigger impairment testing of the Company's long-lived assets.

Mandatorily Redeemable Preferred Stock: The Company records mandatorily redeemable financial instruments as liabilities unless the redemption is required to occur upon the liquidation or termination of the Company. Amounts paid or to be paid to stockholders in excess of the initial measurement amounts are recorded in the accompanying statement of operations. The Company's Series A-2 Preferred Stock is mandatorily redeemable.

Advertising Costs: The Company expenses advertising costs as incurred. During the year ended March 31, 2011, the Company incurred advertising expense in the amount of $31,410.

Research and Development Costs: The Company expenses all research and development costs as incurred.

Shipping and Handling Costs: Shipping and handling costs that are billed to customers are included in revenue and the related expenses are included in cost of revenue in the accompanying statement of operations.

Stock-Based Compensation: The Company recognizes stock-based compensation on awards granted. Stock-based compensation expense for stock-based compensation awards granted is based on the grant date fair value. The Company recognizes compensation expense for stock-based compensation awards on a straight–line basis over the requisite service period of the award.

Income Taxes: The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The Company assesses the recording of uncertain tax positions by evaluating the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the financial statements. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its statement of operations.

Taxes to Governmental Authorities: The Company collects sales taxes but excludes such amounts from revenue.

Use of Estimates: Management has used estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in its preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Notes to Financial Statements (Continued)	Solidscape, Inc.

1. Significant Accounting Policies (Continued):

Actual results experienced by the Company may differ from those estimates.

Subsequent Events: Management has evaluated subsequent events spanning the period from March 31, 2011 through June 22, 2011, the latter representing the issuance date of these financial statements.

2. Inventories:

Inventories as of March 31, 2011 consist of the following:

Raw Materials	$432,404
Finished Goods	366,943
Work in Process	241,310
1,040,657

Less: Reserve for Obsolescence	52,032

$988,625

3. Property and Equipment:

Property and equipment as of March 31, 2011 consists of the following:

Machinery and Equipment	$342,431
Construction in Process	153,605
Molds	140,564
Leasehold Improvements	45,967
682,567
Less: Accumulated Depreciation	309,206

$373,361

Construction in process represents tooling and molds for model making equipment not yet placed into service as of March 31, 2011.

Depreciation expense for the year ended March 31, 2011 amounted to $139,502.

4. Intangible Assets:

As of March 31, 2011, intangible assets consisted of the following:

		Accumulated
	Cost	Amortization
Intangibles Subject to Amortization:
Patents	$5,730,977	$3,492,015
Developed Technology	5,041,984	4,851,538
Customer Relationships	2,590,300	1,780,385
Non-Compete Agreements	2,559,200	2,462,244

	15,922,461	12,586,182
Intangibles Not Subject to Amortization:
Trade Name	3,283,400	-

Total Intangible Assets	$19,205,861	$12,586,182

Future amortization expense related to intangible assets as of March 31, 2011 is as follows:

Year
Ending
March 31,
2012	$1,360,804
2013	1,073,062
2014	770,957
2015	131,456

$3,336,279

Amortization expense for the year ended March 31, 2011 amounted to $2,594,380.

Notes to Financial Statements (Continued)	Solidscape, Inc.

5. Warranty Accrual:

The Company accrues an estimate of its exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The Company’s products generally carry a one-year warranty and the Company’s parts carry a three-month warranty. The Company assesses the adequacy of its recorded warranty liability annually and adjusts the amount as necessary. The warranty liability is included in accrued expenses in the accompanying balance sheet. Changes in the Company’s warranty liability were as follows:

Warranty Accrual, Beginning of Year	$227,884
Charged to Costs for New Reserves	260,456
Actual Warranty Expenditures	(251,765)

Warranty Accrual, End of Year	$236,575

6. Long-Term Debt:

As of March 31, 2011, the Company had two unsecured, fixed-interest promissory notes, which mature on June 8, 2016. The promissory notes bear interest at a rate of 12% with interest payable semiannually and principal due in total at maturity. As of March 31, 2011, the outstanding borrowings under these notes amounted to $6,250,000. Accrued interest on the notes amounted to $202,500 as of March 31, 2011.

7. Preferred Stock:

As of March 31, 2011, the Company had 7,000,000 shares of $0.001 par value preferred stock authorized, of which 1,000,000 shares are designated as Series A-1 ("Series A-1 Preferred Stock") and 6,000,000 shares are designated as Series A-2 ("Series A-2 Preferred Stock").

The Series A-1 and A-2 preferred stock have the following rights and preferences:

Voting Rights: The Series A-1 preferred stockholders are not entitled to vote. The Series A-2 preferred stockholders are entitled to one vote per share of Series A-2 preferred stock held by such stockholder.

Dividends: Dividends on Series A-1 and A-2 are paid out of available earnings. Series A-1 and A-2 preferred stockholders are entitled to cumulative dividends at a rate of 10.5% annually, compounding semiannually on June 30th and December 31st. Dividends are payable when and if declared by the Board of Directors and upon liquidation, dissolution or winding up of the Company, as defined. As of March 31, 2011, there were no Series A-1 and A-2 Preferred Stock cumulative dividends accrued as all amounts were paid during the year then ended. Series A-2 Preferred Stock cumulative dividends have been included in the determination of the fair value of the Series A-2 Preferred Stock in the accompanying balance sheet. The fair value measurement has been determined utilizing Level 3 inputs, including contractual dividend rates and liquidation price per share. During the year ended March 31, 2011, interest expense related to Series A-2 Preferred Stock dividends amounted to $630,000. During the year ended March 31, 2011, the Company paid series A-1 dividends upon declaration by the Board of Directors in the amount of $105,000. During the year ended March 31, 2011, the Company paid Series A-2 dividends upon declaration by the Board of Directors in the amount of $630,000.

Liquidation: In the event of a liquidation of the Company, the Series A-1 and A-2 preferred stockholders will be entitled to receive, on a pro-rata basis and in preference to all common stockholders, an amount equal to $1.00 per share, plus any accrued but unpaid cumulative dividends. If upon such liquidation the assets to be distributed are insufficient to pay Series A-1 and A-2 stockholders the full amount to which they are entitled, then they shall share the amount ratably as to the liquidation preference in any distribution.

Redemption: At any time after June 8, 2006, upon written notice by the Company to the holders of Series A-2 Preferred Stock, the Company may redeem such shares at an amount equal to $1.00 per share plus any accrued and unpaid dividends. Series A-2 Preferred Stock is mandatorily redeemable upon the earlier of an initial public offering or on June 8, 2016. The Series A-1 Preferred Stock is not redeemable.

8. Income Taxes:

The provision for income taxes during the year ended March 31, 2011 consists of the following:

Current:
Federal	$1,018,000
State	302,000
1,320,000

Deferred:
Federal	(850,000)
State	(250,000)
(1,100,000)

$220,000

Notes to Financial Statements (Continued)	Solidscape, Inc.

8. Income Taxes (Continued):

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The temporary differences and carryforwards, which give rise to a significant portion of the Company’s deferred tax asset (liability) as of March 31, 2011 are as follows:

Current:
Accrued Expenses	$191,000
Reserves	47,000
238,000

Long-Term:
Amortization	(2,632,000)
Depreciation	(70,000)
Capital Loss Carryforwards	21,000
(2,681,000)

$(2,443,000)

As of March 31, 2011, the Company had federal capital loss carryforwards in the amount of $51,594, which expire at various dates through March 31, 2013.

The Company has not recognized any liabilities for uncertain tax positions or unrecognized benefits as of March 31, 2011. The Company does not expect any material change in uncertain tax benefits within the next twelve months.

As of March 31, 2011, the Company was open to examination in the U.S. federal and certain state jurisdictions for tax years ended March 31, 2011 and 2010.

9. Operating Leases:

The Company leases its operating facility in Merrimack, NH and certain office equipment under non-cancelable lease agreements which, as of March 31, 2011, required aggregate monthly payments in the amount of $19,807 and expire on various dates through November 2013. During the year ended March 31, 2011, the Company entered into a one year extension of its operating facility lease through March 31, 2012. During the year ended March 31, 2011, the Company incurred rent expense under these lease agreements in the approximate amount of $230,000.

Future minimum lease payments due under these non-cancelable lease agreements as of March 31, 2011, were as follows:

Year
Ending
March 31,
2012	$237,684
2013	6,227
2014	1,832

$245,743

10. Economic Dependency:

During the year ended March 31, 2011, one customer accounted for approximately 12% of total revenues. As of March 31, 2011, two other customers accounted for approximately 31% of total accounts receivable.

11. Retirement Plan:

The Company sponsors a defined contribution plan covering substantially all of its employees who meet certain eligibility requirements. Under the terms of the Plan, the Company is required to make certain matching contributions as specified in the plan document. During the year ended March 31, 2011, the Company made matching contributions in the approximate amount of $39,000.

12. Indemnifications:

The Company is a party to a number of agreements entered into in the ordinary course of business that contain typical provisions which obligate the Company to indemnify the other parties to such agreements upon the occurrence of certain events. Such indemnification obligations are usually in effect from the date of execution of the applicable agreement for a period equal to the applicable statute of limitations. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. Since its inception, the Company has not incurred any expenses as a result of such indemnification provisions. The Company has not recorded any liability related to such indemnification provisions as of March 31, 2011.

Notes to Financial Statements (Continued)	Solidscape, Inc.

13. Stock Option Plan:

The Company grants stock options in accordance with the 2006 Equity Incentive Plan (the Plan). Under the terms of the Plan, incentive stock options (ISOs) may be granted to officers and employees, and nonqualified stock options and awards may be granted to non-employee directors, independent contractors, consultants and advisors of the Company. The exercise price of ISOs cannot be less than the fair value of the Company’s common stock on the date of grant, or less than 110% of the fair market value in the case of employees owning in excess of 10% of the voting stock of the Company. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant, or five years from the date of grant for incentive stock options granted to employees holding more than 10% of the voting stock of the Company.

As of March 31, 2011, the Company's authorized common stock includes 800,000 shares of common stock reserved for issuance of options and awards under the Plan, of which 170,000 shares are available for future grants. Stock option activity under the Plan during the year ended March 31, 2011 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Option	Exercise Price	Contractual Life
	Shares	Per Share	(Years)
Outstanding at March 31, 2010	363,000	$1.25

Granted	259,000	1.17
Cancelled	(4,500)	0.95

Outstanding at March 31, 2011	617,500	$1.22	7.97

Vested and Expected to Vest at March 31, 2011	606,571	$1.18	7.38

Exercisable at March 31, 2011	260,349	$1.17	6.60

The following table summarizes information about stock options outstanding as of March 31, 2011:

	Options Outstanding			Options Vested and Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number of	Contractual Life	Exercise Price	Number of	Exercise Price
Exercise Price	Options	(Years)	(Per Share)	Options	(Per Share)
$0.73	155,000	5.81	$0.73	155,000	$0.73
0.73 - 2.51	3,500	6.30	1.24	2,625	1.24
2.71 - 3.19	54,000	7.07	2.71	39,251	2.71
0.36 - 1.45	146,000	8.24	1.14	63,473	1.30
0.95 - 1.45	259,000	9.33	1.17	-	1.17

	617,500			260,349

Notes to Financial Statements (Continued)	Solidscape, Inc.

13. Stock Option Plan (Continued):

As of March 31, 2011, there was approximately $277,000 of unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 2.91 years.

The Company uses the Black-Scholes option-pricing model to value option grants and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company based its expected volatility on the volatilities of certain publicly-traded peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is a privately-held company and therefore lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly-traded peer companies to determine volatility in the future until such a time that sufficient information regarding the volatility of the Company's stock price becomes available or that the selected companies are no longer suitable for this purpose. The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term of options granted was determined based on the average of the vesting term and the contractual lives of all options awarded. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

The following table provides the assumptions used in determining the fair value of the share-based awards for the year ended March 31, 2011:

Fair Value of Common Stock	$0.36 - $1.45
Risk-Free Interest Rate	1.48% - 2.80%
Expected Dividend Yield	0%
Expected Volatility	61.53 - 62.05%
Expected Life	6.25 Years

The Company recognizes compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options. In developing a forfeiture rate estimate, the Company considered its historical experience. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

Management determines the fair value of the Company's common stock at date of issuance using a market approach, which utilizes Level 2 and Level 3 inputs under the fair value hierarchy.

During the year ended March 31, 2011, compensation expense under the Plan amounted to approximately $96,000, which is included in the accompanying statement of operations, and is based on awards ultimately expected to vest.

14. Subsequent Events:

In May 2011, the Company was acquired by Stratasys, Inc. for cash proceeds of $38,000,000 plus certain purchase price adjustments. The Company will retain its management and leadership personnel and continue to operate as a wholly-owned subsidiary of Stratasys, Inc. from its operating base in New Hampshire.